Exhibit 10.78

POLICY

Supplemental Long Term Disability Plan

STATEMENT

Invitrogen Corporation offers Supplemental Long Term Disability (LTD) benefits to provide top executives with a level of coverage comparable to that provided to all other employees. The plan works in conjunction with the Company sponsored group LTD plan to provide salary continuation in excess of limits in the LTD group plan. The goal of the plan is to ensure financial stability in the event of disability.

ELIGIBILITY

You are eligible for benefits if you are classified in the Executive Leadership Career Band as of January 1, 2004. Coverage is effective on April 1, 2004 subject to timely completion and return of a UnumProvident enrollment form. Employees joining the eligible group after the initial enrollment will be eligible for coverage on the first of the month following the effective date of joining the eligible group. Coverage is available for employee only.

PLAN BENEFITS

Supplemental LTD provides for salary continuation in the event you are disabled for more than six months (180 days). Salary continuation is payable at a rate of 75% of your base monthly salary in excess of the plan limit in the Invitrogen group LTD Plan. The maximum benefit payable under this plan is $15,000 per month. You must complete and submit an enrollment form to be covered under the plan. In order to be considered for maximum coverage, you will be required to submit to a medical exam as prescribed by UnumProvident. If you do not submit to a medical exam, or if you are unable to meet the medical requirements of the exam, coverage will be limited to a maximum benefit of $3,000 per month.

Benefits are payable for the duration of your disability or until you reach age 65, whichever comes first. You must be medically disabled from performing the duties of your own occupation to qualify for benefits. Disability must be certified by a licensed physician in accordance with plan provisions.

COST

Invitrogen will pay the full cost of your coverage under this plan. Benefits payments you receive while disabled under this plan are taxable when they are received.

PLAN ADMINISTRATION

The Supplemental LTD Plan is administered by Corporate Benefits through a fully insured contract with Unum Life Insurance Company. If you have any questions regarding eligibility or benefits, please contact the Benefits Manager in the Carlsbad office for assistance at 1-760-476-6332.

POLICY

Supplemental Long Term Disability Plan

AUTHORITY

Invitrogen has the authority to discontinue, change, modify, or approve exceptions to this policy at any time with or without notice. In the event of any difference between plan information in this policy and the insurance contract, the contract will prevail.